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                                                                    EXHIBIT 20.2



      CISCO SYSTEMS COMPLETES ACQUISITION OF AMERICAN INTERNET CORPORATION


     SAN JOSE, Calif. -- October 5, 1998 -- Cisco Systems, Inc. today announced it has completed the acquisition of American Internet Corporation of Bedford, Mass.

     On August 21, 1998 Cisco Systems announced a definitive agreement to acquire privately held American Internet Corporation. American Internet's software solutions enable the cost effective deployment and support of Internet devices such as set-top boxes and cable modems. Under the terms of the acquisition, shares of Cisco common stock were exchanged for all outstanding shares and options of American Internet Corporation. In connection with the acquisition, Cisco expects a one-time charge against after-tax earnings of between $.02 to $.04 per share for purchased in-process research and development expenses in the first fiscal quarter of 1999. These per share numbers take into account the three-for-two stock split, which became effective on September 15, 1998.

ABOUT CISCO SYSTEMS

Cisco Systems, Inc. (NASDAQ:CSCO) is the worldwide leader in networking for the Internet. News and information are available at http://www.cisco.com.

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Cisco, Cisco Systems, and the Cisco Systems logo are registered trademarks of
Cisco Systems, Inc. in the U.S. and certain other countries. All other trademarks mentioned in this document are the property of their respective owners.

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing risks, risks associated with the Internet infrastructure, volatility of stock price, financial risk management and future growth subject to risks.